Exhibit 4.3

                                  AMENDMENT 1997-2

                               BECKMAN INSTRUMENTS, INC.
                              SAVINGS AND INVESTMENT PLAN


     WHEREAS, Beckman Instruments, Inc. (the "Company") maintains the

Beckman Instruments, Inc. Savings and Investment Plan (the "Plan"); and



     WHEREAS, the Company recently acquired the ACCESS product

line of Sanofi Diagnostics Pasteur, Inc. ("Sanofi"); and



     WHEREAS, the Company's Corporate Benefits Committee

("Committee") now wishes to amend the Plan to clarify certain provisions with respect to former Sanofi employees who are now or may become employed by the Company; and



     WHEREAS, the Committee has the right to amend the Plan as

provided under Appendix C of the Plan;



     NOW, THEREFORE, Appendix C of the Plan is hereby amended by restating the table contained therein as follows:



                                          Approximate Date of
  "Prior Employer                         Acquisition by Company
  ---------------                         ----------------------
  Porton Instruments, Inc.                  May 31, 1991
  Hybritech Incorporated                    January 1, 1996
  Genomyx Corporation                       October 21, 1996
  Sagian Incorporated                       December 3, 1996
  Sanofi Diagnostics Pasteur, Inc.          May 1, 1997"



     IN WITNESS WHEREOF, this Amendment 1997-2 is hereby adopted this 9 day of  June, 1997.

                              BECKMAN INSTRUMENTS, INC.
                              CORPORATE BENEFITS COMMITTEE


                              By  /s/FIDENCIO M. MARES
                                  Fidencio M. Mares
                              Its Vice President - Human Resources, and
                                  Chairman, Corporate Benefits Committee